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                                                                     Exhibit 5.1


We have omitted certain portions of this document and included them in the confidential treatment request filed separately with the Commission. These portions are marked with an asterisk (*).

                      EDUCATION SERVICES PROVIDER AGREEMENT

         This Education Services Provider Agreement ("Agreement"), is entered into as of October 1, 2001 ("Effective Date") between HealthStream, Inc., a Tennessee corporation with its principal place of business at 209 10th Avenue South, Suite 450, Nashville, Tennessee 37203 ("HealthStream") and HCA Information Technology & Services, Inc. a Tennessee Corporation with its principal place of business at 2555 Park Plaza, Nashville, Tennessee 37203 ("IT&S").

         WHEREAS, HealthStream provides training and education services to healthcare organizations;

         WHEREAS, HealthStream has entered into an agreement with Healthtrust Purchasing Group, LP ("HPG") for the purpose of providing such Services to members of HPG;

         WHEREAS, IT&S and its affiliates are members of HPG and own and operate healthcare provider organizations and have affiliations with other owners and operators of healthcare provider organizations;

         WHEREAS, IT&S wishes to access and utilize HealthStream's training and education services and to make such services available to its affiliated entities, and HealthStream has agreed to provide such training and education services to IT&S;

         WHEREAS, IT&S and HealthStream wish to provide for appropriate consideration for the services obtained under this Agreement and each acknowledge the sufficiency and adequacy of the value, concessions, and recitations set forth herein;

         NOW THEREFORE, IT&S and HealthStream agree as follows:

1. DEFINITIONS. As used in this Agreement, the following terms shall have the meanings assigned below:

1.1. "Authorized Users" shall mean persons who access portions of the Services that may require user registration and authentication in compliance with terms of HealthStream's Services. Persons accessing the Services at more than one Provider location shall count as only one Authorized User and be included in the number of Authorized Users for their home location.

1.2. "Confidential Information" shall mean the User Data, individual performance records of Authorized Users, the identity and individual performance records of Providers, financial and tax information, the object and source codes and documentation for proprietary software, and such other information that is confidential or proprietary business information and delivered or disclosed pursuant to this Agreement.

1.3. "Content" shall mean all the information, excluding User Data, disseminated by HealthStream in providing the Services. Content includes HealthStream Courseware, Third-Party Courseware, IT&S Courseware, Delmar Content, promotional information, messages and communication to Authorized Users, software (in object code format), scripting, photos, text, video, graphics, sounds, images and other material and services provided hereunder by HealthStream through the Gateways, including the Gateways.




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1.4.     "Delmar Content" shall mean the Web-ready version of Delmar's Medical
         Terminology, an interactive reference, practice and assessment tool licensed to HealthStream by Delmar Thomson Learning, a division of Thomson Learning Inc., ("Delmar"), which is organized into three main categories: Word Building, Body Systems, and Specialties. Technical specifications include:

                  -        MS IIS
                  -        Macromedia Shockwave movies
                  -        Plug-ins: Macromedia Flash, Real Video, Real Audio
                  -        SQL Server

1.5.     "Expiration Date" shall mean four years from the Effective Date.

1.6. "Gateways" shall mean the online Web sites enabled by HealthStream Web-based applications that allow Authorized Users access to the Services offered pursuant to the terms of this Agreement. Gateways are designed to be IT&S or Provider specific in branding and identification pursuant to Section 2 herein.

1.7. "HealthStream Courseware" shall mean those courses subscribed to by IT&S that are the proprietary property of HealthStream and are provided to Authorized Users through the Gateways pursuant to the terms of this Agreement or any amendments hereto. HealthStream Courseware may include both currently available courses as well as courses that may be developed by HealthStream in the future.

1.8.     "HHS" shall mean the Department of Health and Human Services.

1.9.     "HPG" shall mean HealthTrust Purchasing Group, LP.

1.10. "IT&S Courseware" shall mean those courses based upon IT&S or Provider materials and information that have been conformed for Web use by HealthStream or those courses provided by IT&S or Providers to HealthStream in Web-ready format. IT&S Courseware will be provided to Authorized Users by HealthStream pursuant to the terms of this Agreement.

1.11. "Learning Management System" or "LMS" shall mean the system for managing, tracking, and reporting usage of courseware by Authorized Users, including the online tracking of usage of courseware by Authorized Users and attendance for classroom instruction.

1.12. "Personal Information" shall mean information submitted by the Authorized Users of the Services for personal identification, profiling and report generation. Such Personal Information may include the name, employer, department, social security number, profession, address, and past educational activities for Authorized Users.

1.13. "Provider" shall mean healthcare provider facilities that receive Services under this Agreement.

1.14. "Regulatory Courses" shall mean the courses listed on Exhibit C attached hereto that are a subset of HealthStream Courseware. IT&S understands that the Regulatory Courses provided under this Agreement are designed to provide generic training relating to course topics and that the courses in no way eliminate the need for an on-site facilitator to address site-specific training questions on issues unique to any of IT&S's sites or as required by the Occupational Safety and Health Administration (OSHA), Joint Commission on Accreditation of Healthcare Organizations (JCAHO) or other regulatory agencies.

1.15. "Reports" shall mean standard and customized reports to be produced by HealthStream with respect to use of the Services by Authorized Users, including, but not limited to, those reports described on Exhibit D attached hereto.



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1.16.    "Services Fees" shall mean, collectively, the Learning and
         Administrative Services Fee, IT&S Courseware Fee, Support Fee, Gateway Initialization Fee, Report Creation Fees, Courseware Development Fees, Delmar Fee and Custom Development Fees, as well as any other fees paid to HealthStream for Services or any other educational courses obtained from or through HealthStream.

1.17. "Services" shall mean, collectively, the Learning Services, Administrative Services, Support Services, Gateway Initialization Services, Report Creation Services, Courseware Development Services, Custom Development Services, access to the Learning Management System and all other services as provided by HealthStream to IT&S pursuant to the terms of this Agreement or any Work Order under, or amendment to this Agreement.

1.18. "Third-Party Courseware" shall mean those courses licensed to HealthStream by third-parties and which are provided to Authorized Users through the Gateways pursuant to the terms of this Agreement or any amendments hereto.

1.19. "User Data" shall mean the Personal Information and other data submitted and generated by Authorized Users of the Services under this Agreement. Both parties shall have access to User Data subject to Sections 4.4, 4.5 and 4.6 herein.

2. SERVICES. For the Services Fees specified in Article 3 herein, HealthStream hereby agrees to perform the Services for IT&S, Providers and its Authorized Users based upon the terms of this Agreement.

2.1 Learning Services. HealthStream hereby agrees to maintain, at its cost, Gateways on the World Wide Web so that Authorized Users may access, register for and take courses (the "Learning Services") through the use of a password on the Gateway. The Learning Services provided hereunder will enable each Authorized User to:

         A.       Register on the Gateway;
         B.       Search, select, enroll and take courses;
         C.       Take exams and have exams graded and scored;
         D. Access a personalized educational transcript that documents each Authorized User's completed courses, completion dates and test scores (the "Educational Transcript");
         E.       Utilize the LMS; and
         F.       Obtain Reports.

2.2.     Administrative Services. The services provided pursuant to this Section
         2.2 shall be known as the "Administrative Services."

         2.2.1. Authorized User Control. HealthStream will provide control services to allow specified IT&S and Provider personnel to identify Authorized Users and assign courses to be used by Authorized Users.

         2.2.2. Reporting. HealthStream hereby agrees to create, store and provide timely access to Reports to IT&S, Providers, and Authorized Users.

2.3. Support Services. The Phone Support Services and Email Support Services provided pursuant to this Section 2.3 shall be known as the "Support Services."

         2.3.1. Phone Support Services. IT&S's call center shall provide first level support via telephone to Authorized Users to obtain answers to questions regarding the routine provision of Learning Services and Administrative Services ("Phone Support



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                  Services"). HealthStream hereby agrees to provide to IT&S's call center Phone Support Services if personnel of IT&S cannot resolve the issue. Phone Support Services shall be available to the IT&S's call center from 8 AM to 5 PM Central Time, Monday through Friday, except for normal holidays. HealthStream shall expand this time to 7 AM to 7 PM Central time effective January 1, 2002.

         2.3.2. Email Support Services. IT&S's call center shall provide first level support via electronic mail to Authorized Users to obtain answers to questions regarding the routine provision of Learning Services and Administrative Services ("Email Support Services"). HealthStream hereby agrees to provide to IT&S's call center Email Support Services if personnel of IT&S's call center cannot resolve the issue. Electronic mail will be answered during normal business hours, Central Time.

         2.3.3. Error Correction Services. If IT&S or a Provider suspects that an error is preventing provision of any of the Services or that the Services are not being provided in compliance with HealthStream's obligations under this Agreement, IT&S or a Provider shall notify HealthStream of the suspected error or deficiency and HealthStream shall use commercially reasonable efforts to confirm such suspected error or deficiency and to correct such within a reasonable length of time. If the existence of an error or other deficiency cannot be confirmed by HealthStream, then HealthStream and IT&S shall collaborate to identify such error or deficiency. If the existence of an error is confirmed by HealthStream, HealthStream shall correct it as part of Support Services, but only to the extent that the obligation to correct such error shall be in conformity with Sections 6 (Warranty) and 12.6 (Force Majeure) of this Agreement. However, provided that, HealthStream is obligated to correct any defects addressed in items (a) through (e) of
                  Section 6.1.6 regardless of whether HealthStream had knowledge of such defects. If the existence of a suspected error is determined to exist because of any condition attributable to IT&S or a Provider, IT&S agrees to pay HealthStream for its error confirmation and remedial services at HealthStream's prevailing hourly rate for HealthStream's personnel time, plus reimbursement for reasonable travel and living expenses incurred by HealthStream personnel in connection with such service. Any invoice for such expenses shall be supported by receipts. HealthStream will not initiate any remedial services for which IT&S is obligated to pay HealthStream until IT&S agrees to the scope and cost of such services.

         2.3.4 Additional Services. In the event IT&S or any Provider requests any support or services other than those included under the terms of this Agreement, including consulting services, HealthStream shall, depending upon the availability of its personnel, furnish such support or support services subject to additional fees, terms and conditions, if any, as mutually agreed in a work order.

2.4. Gateway Initialization Services. HealthStream hereby agrees to set up each Gateway for operation for each Provider according to the specifications described in Exhibit A attached hereto (the "Gateway Initialization Services"). Upon delivery of the Gateway Initialization Services, Provider shall have twenty-five (25) business days to examine the Gateway Initialization Services and inform HealthStream of a failure to conform to the specifications contained in Exhibit A attached hereto. If no such failure is communicated by Provider to HealthStream within this time period, the Gateway Initialization Services shall be deemed accepted. Such acceptance shall not relieve HealthStream of its obligation to meet the specifications. If at any time the Gateway Initialization Services fail to conform to the specifications, HealthStream shall correct, modify or improve the Gateway Initialization Services to meet the specifications.



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2.5.     Custom Development Services. HealthStream will at the request of IT&S develop additional features for the delivery of Learning Services and Administrative Services, (the "Custom Development Services"). To request Custom Development Services, IT&S or Provider will submit a project work request to HealthStream in the format prescribed by HealthStream to define the scope of the Custom Development Services on a per project basis. After reviewing the project work request form and conferring with IT&S or Provider as applicable, within a reasonable period of time HealthStream will provide a statement of work to be included in a work order substantially in the form of Exhibit E attached hereto for both parties to approve prior to performing the Custom Development Services. Each Work Order may have a provision for either an incentive for on-time delivery or a penalty for late delivery by HealthStream.

2.6. Courseware Development Services. HealthStream will at the request of IT&S develop IT&S Courseware or customize HealthStream Courseware for IT&S and Providers (the "Courseware Development Services"). To request Courseware Development Services, IT&S or Provider will submit a project work request to HealthStream in the format prescribed by HealthStream to define the scope of the Courseware Development Services on a per project basis. After reviewing the project work request form and conferring with IT&S or Provider as applicable, within a reasonable period of time HealthStream will provide a statement of work to be included in a work order substantially in the form of Exhibit E attached hereto for both parties to approve prior to performing the Courseware Development Services. Each Work Order may have a provision for either an incentive for on-time delivery or a penalty for late delivery by HealthStream.

2.7. Enhancements. Any improvements and/or enhancements to the LMS and theHealthStream Courseware which are developed solely at the discretion of HealthStream and not pursuant to (i) any request by IT&S or any other third-party for Custom Development Services or Courseware Development Services or (ii) the Work Order(s) contemplated by Section
         2.8 of this Agreement, shall be made available to IT&S and Authorized Users at no additional cost to IT&S.

2.8. Learning Management System Enhancements. HealthStream and IT&S acknowledge that they will meet to discuss the needs for any upgrades and enhancements to the LMS, including, but not limited to, the reporting of courseware usage and classroom attendance by individuals, facilities, divisions, groups, and /or classes; and the performance of administrative functions, such as, but not limited to, setting up and planning for classes, courses and credits to be received for participation in classes and taking courseware. The parties acknowledge and agree that they shall meet within thirty (30) days of the Effective Date to assess the current functions of the LMS, identify the functions currently in development and establish a timetable for further development with the understanding that the LMS shall include all of the functions previously described in this Section 2.8. At these meetings the parties will also discuss any additional modifications, upgrades and enhancements to be made for the LMS, including any costs to be incurred by either party for such modifications, upgrades and enhancements. A Work Order shall be entered into by the parties to reflect their understanding as to the modifications, upgrades and enhancements to be developed.

2.9. Changes to HealthStream and Third-Party Courseware. HealthStream agrees to provide IT&S: (i) at least sixty (60) days prior notice as to any changes being made to the HealthStream Courseware; and (ii) notice within three (3) business days of receiving notice itself from a third-party courseware provider of any changes to Third Party Courseware. In either case, notice shall be provided by letter or email to IT&S addressed to the attention of IT&S Director of Education.



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3.   SERVICE PLACEMENT AND FEES.

3.1. Services Placement. HealthStream grants IT&S the non-exclusive, non-transferable right to contract the delivery of the Services to Providers. Each Provider that contracts with IT&S for data processing services shall be able to have access to the Services.

         3.1.1 Any Provider facility that is sold to an independent third party shall not continue to utilize the Services after the closing date for such transaction. If a divested Provider is a member of HealthTrust Purchasing Group, then HealthStream agrees to make Services available to the divested Provider under terms of the agreement between HealthStream and HealthTrust Purchasing Group. If a divested Provider is not a member of HealthTrust Purchasing Group, then HealthStream agrees to make Services available to the divested Provider under terms comparable to those available to HealthTrust Purchasing Group members. In either case, if IT&S has an agreement with the divested Provider for the provision of data processing services continuing beyond the divestiture, then pursuant to its data processing services agreement, IT&S will assist the divested Provider with its transition to a direct relationship with HealthStream for the provision of the Services.

         3.1.2 HealthStream shall have the right to license use of IT&S Courseware through HealthStream's own Web sites for use by other customers of HealthStream, in a manner and for a payment to IT&S that shall be mutually agreed upon in writing by the parties.

3.2 Service Fees. In consideration of the Services provided hereunder, IT&S shall pay to HealthStream:

         3.2.1. Fee for Learning and Administrative Services. A fee equal to * per year per Authorized User (the "Learning and Administrative Services Fee") shall be charged by HealthStream for providing access to the Learning Services and Administrative Services, including access to the courses set forth on Exhibit C, and shall be billed at * per month per Authorized User. Billing shall commence for each Authorized User once listed in HealthStream's database. Access to any additional courses, including other HealthStream Courseware and Third-Party Courseware shall be at an additional cost. The population of Authorized Users shall be calculated on a monthly basis.

         3.2.2. IT&S Courseware. For purposes of this Agreement, the fee for access to the IT&S Courseware provided through the Gateways is contained in the Learning and Administrative Services Fee, subject to payment by IT&S of hosting fees that shall be negotiated on a case by case basis (the "IT&S Courseware Fees").

         3.2.3. Support Fee for Support Services. IT&S's call center will be given un-metered access to the Support Services. For purposes of this Agreement, the fee for support (the "Support Fee") is contained in the Learning and Administrative Services Fee.

         3.2.4. Gateway Initialization Fee for Gateway Initialization Services. A one-time per Gateway fee equal to * for each Gateway, billed monthly for each Gateway made operational and accepted under Section 2.4 during the prior month (the "Gateway Initialization Fee").

         3.2.5. Report Creation Fee for Report Creation Services. Customized reports in addition to those listed in Exhibit D attached hereto will be created by HealthStream for IT&S and Providers (the "Report Creation Services") at mutually agreed prices (the "Report Creation Fee").



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         3.2.6.   Custom Development Fee. Fees for Custom Development Services
                  will be mutually agreed upon by both parties when the scope of each courseware development project is identified (the "Custom Development Fees").

         3.2.7. Courseware Development Fee for Courseware Development Services. Fees for Courseware Development Services will be mutually agreed upon by both parties when the scope of each courseware development project is identified (the "Courseware Development Fees").

         3.2.8. Fee for Delmar Content. In consideration of HealthStream providing Delmar Content to Authorized Users, IT&S agrees to pay to HealthStream * (the "Delmar Fee") plus an additional one time payment of * of the Delmar Fee * as a service fee for HealthStream deploying, and managing the Delmar Content using HealthStream's proprietary online course management system via the Services, payable to HealthStream in two (2) equal annual installments and due and payable to HealthStream according to the following schedule:

                           -        * on November 30, 2001; and

                           -        * on November 30, 2002.

                  HealthStream shall pay the Delmar Fee to Delmar. The fee stated in Section 3.2.1 herein shall cover the right of IT&S and Authorized Users to access the Delmar Content, and IT&S shall not pay HealthStream or Delmar any additional fees for providing Delmar Content to Authorized Users. IT&S shall have access to the Delmar Content in consideration of the above fees until March 1, 2005.

3.3 Payment. The Services Fees, and any fees set forth below, are due each month upon receipt of an invoice from HealthStream, subject to Section
         3.5 herein, and payable within thirty (30) days after receipt. HealthStream will provide hard copy invoices detailing all Services Fees. In addition, invoices shall be submitted electronically in (*.txt) Text Only format in form and content as specified in Exhibit B attached hereto, or as mutually agreed between the parties from time to time.

3.4 Annual Commitment. IT&S makes a commitment to pay twelve million dollars (US$12,000,000.00) in Services Fees over the Initial Term of this Agreement (the "Total Commitment") as provided in Section 3.5. In meeting the Total Commitment, IT&S shall pay at least * in Services Fees during each year of the Initial Term (each an "Annual Commitment"). Payments directly paid to HealthStream by Providers or Authorized Users for the Services accessed through the Gateways shall be credited to both the Total Commitment and the Annual Commitment. *

3.5 Annual and Total Commitment Reconciliations. Pursuant to each Annual Commitment, provided HealthStream is in compliance with all material obligations hereunder, IT&S agrees to pay HealthStream any shortfall between any Services Fees billed during each year of the Initial Term and each Annual Commitment of * within thirty (30) days of the end of each year of this Agreement and, at the end of the Initial Term, any shortfall between the total Services Fees received by HealthStream from IT&S, Providers, Authorized Users * over the Initial Term, and the Total Commitment of twelve million dollars ($12,000,000), within sixty days following the end of the Initial Term. If in any contract year Service Fees fail to reach the Annual Commitment, and IT&S pays the applicable shortfall amount, then such shortfall amount shall be usable by IT&S as a credit towards any Service Fees payable for the next subsequent contract year in excess of that year's Annual Commitment. At the end of each quarter during the fourth year of the Initial Term, the parties shall determine whether the cumulative Services Fees received by HealthStream from IT&S, Providers, Authorized Users *

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         are less than the quarterly Services Fees targets of * for the end of the first, second and third quarters, respectively (each a "Quarterly Target"), with any difference between a Quarterly Target and the cumulative amount of Services Fees actually received by HealthStream being a "Commitment Difference." In the event a Commitment Difference exists, HealthStream may bill the Commitment Difference to IT&S in the first month of the following quarter. If in any quarter in the fourth year of the Initial Term cumulative Services Fees fail to reach the Quarterly Target, and IT&S pays the applicable shortfall amount as billed, then such shortfall amount(s) shall be usable by IT&S as a credit towards any Service Fees payable in any subsequent quarter during the Initial Term in excess of that quarter's Quarterly Target. Any difference remaining between the Total Commitment and the cumulative Services Fees actually collected at the end of end of the Initial Term shall be billed within sixty (60) days of the end of the Initial Term.

3.6 Fees Related to Additional Products and Services. Except as otherwise set forth in this Agreement, any modifications to the Services, which are requested by IT&S, may be accompanied by additional fees as determined by HealthStream, and approved in writing by IT&S prior to initiation of such modification. If HealthStream initiates a modification or enhancement on its own initiative without a request by IT&S, then there will be no additional costs or fees for such modification prior to the Expiration Date.

3.7 Payment Terms. All undisputed amounts due hereunder must be paid within thirty (30) days after the date of receipt of an invoice (the "Due Date"). For any payment not received within fifteen (15) days of its Due Date, HealthStream shall have the right to assess past due amounts at the rate of one percent (1%) per month; provided, however, if such rate is not then lawful, HealthStream shall have the right to assess any such payment at the highest lawful rate then available.

4.   INTELLECTUAL PROPERTY.

4.1. Content. Content may be accessed by IT&S and any Authorized User only for the purposes of viewing, browsing or ordering products and services from HealthStream, subject to the restrictions described herein.

4.2. Prohibited Use of Content. The Content is protected in the U.S. and internationally by a variety of laws, including without limitation, copyright laws, trademark laws and other proprietary rights laws. HealthStream is not granting IT&S or any Authorized User permission to use the Content other than as expressly stated in this Agreement. Except as stated herein and in Section 5 hereof, none of the Content may be copied, reproduced, distributed, republished, downloaded, displayed, posted or transmitted, in any form or by any means, including without limitation, electronic, mechanical, photocopying, or recording, without the prior written permission of HealthStream.

4.3. Trademarks. The trademarks, service marks, and logos (collectively, the "Trademarks") used and displayed on the Content are registered and unregistered trademarks of HealthStream, IT&S, Providers, Authorized Users and others. Nothing in this Agreement, the Gateway or on any HealthStream Web site should be construed as granting, by implication, estoppel, or otherwise, any license or right to use any Trademark displayed on the Gateway or on any HealthStream Web site, without the express written permission of the Trademark owner. IT&S, Providers, Authorized Users and HealthStream will refrain from issuing each other's name or logo as a link to any network site unless establishment of such a link is approved in advance and in writing by the owner of the name or logo.

4.4. Confidential and Proprietary Information. With respect to the Custom Development Services

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         provided in Section 2 herein, HealthStream acknowledges that
         Confidential Information provided by IT&S, Providers or Authorized Users is protected by law. HealthStream will neither disclose such information, directly or indirectly, nor use such information for any purpose except to perform the services described in this Agreement, except as provided below, or outlined in Sections 4.5 and 4.6 herein. All documents or records of a disclosing party which may be used or received by HealthStream shall remain exclusive property of the disclosing party. IT&S, on behalf of itself and the Providers, acknowledges that Confidential Information provided by HealthStream is also protected by law. IT&S and the Providers will neither disclose such information, directly or indirectly, nor use such information for any purpose except to perform the services described in this Agreement. Both parties shall take appropriate action, by instruction to or agreement with its employees, agents and subcontractors, to maintain the confidentiality of the Confidential Information. Both parties shall exercise at least the same degree of care to safeguard the confidentiality of the other party's Confidential Information as it does to safeguard its own proprietary confidential information of equal importance, but not less than a reasonable degree of care. Both parties shall promptly notify the other party in the event that it learns of any unauthorized release of Confidential Information. Neither party shall have any obligation with respect to: (a) Confidential Information publicly known prior to the disclosure or which becomes publicly known through no wrongful act of the receiving party; (b) Confidential Information that was in lawful possession of the recipient prior to the disclosure, without any confidentiality obligation; (c) Confidential Information that was independently developed by the recipient outside the scope of this Agreement and without access to information received from the other party pursuant to this Agreement; (d) Confidential Information that was disclosed to the recipient by an unrelated third party in lawful possession of the information and not in breach of any confidentiality obligation with respect to such information; or (e) Confidential Information required to be disclosed pursuant to regulatory action or court order, provided adequate prior written notice of any such request to product is given to the discloser of the information. Upon the termination of this Agreement, both parties shall: (i) immediately cease to use the Confidential Information; (ii) return to the other party Confidential Information and all copies thereof within thirty (30) days of the termination or destroy the Confidential Information in accordance with the other party's policy and all-applicable state and federal laws; or (iii) upon request, certify in writing to the other party that it has complied with its obligations set forth in (i) and (ii) above. The parties acknowledge that monetary remedies may be inadequate to protect their rights with respect to Confidential Information and that, in addition to legal remedies otherwise available to either party, injunctive relief is an appropriate judicial remedy to protect either party's rights in Confidential Information. Either party may enforce the other party's obligations hereunder by seeking equitable relief which remedy shall be nonexclusive. Both parties agree to provide reasonable assistance and cooperation upon the request of the other party in connection with any litigation against third parties to protect Confidential Information

4.5. Aggregated Data. HealthStream agrees not to distribute any individually identifiable User Data that may be collected or received by HealthStream. IT&S grants HealthStream an unrestricted, royalty-free, irrevocable license to maintain and distribute aggregated compilations of User Data ("Aggregated Data") such that Personal Information and the identity of IT&S and Providers is not included. Aggregated Data will be used for measurement of performance norms for all HealthStream clients and will likewise include performance information generated by other HealthStream clients. The process of collecting and generating Aggregated Data assists HealthStream clients to maximize the effectiveness of the Services for their employees. HealthStream will adhere to all HHS or United States governmental regulations regarding privacy of User Data. The right to maintain and distribute

         Aggregated Data shall survive this Agreement. HealthStream will provide IT&S with Aggregated Data upon request.

4.6. Licensing Organization Distribution. In the regular course of performing the Services, HealthStream may distribute certain User Data to licensing organizations for the benefit of Authorized Users upon either their request or the request of IT&S or a Provider. The release of such information is consistent with the current practice used by Authorized Users themselves when reporting educational activity for credit toward professional licensure. HealthStream will release only the minimum information required by the licensing organizations to adequately credit Authorized Users for educational activities completed. The provisions of this Section 4.6 shall survive any termination of this Agreement.

4.7. Title. Title to IT&S Courseware (including Web versions thereof subject to this Section 4.7) remains in name of IT&S or Providers, as applicable, and HealthStream shall not use IT&S Courseware except as expressly allowed under this Agreement or as otherwise agreed to by the parties. Subject to this Section 4.7, nothing in this Agreement, either express or implied, shall give HealthStream any right, title or ownership in and to IT&S Courseware. This Agreement does not grant HealthStream a license to use or distribute the IT&S Courseware other than as set forth herein. IT&S and Providers retain the right to otherwise use or license IT&S Courseware in their sole discretion. Title to HealthStream Courseware remains in name of HealthStream or its licensors, as applicable, and IT&S and Providers shall not use HealthStream Courseware except as expressly allowed under this Agreement. HealthStream shall retain title to any software code it uses to conform IT&S Courseware into a Web based format; provided that, HealthStream grants IT&S and Providers a transferable, non-terminable, worldwide, royalty free license to use such software code to the extent necessary to make IT&S Courseware available to Providers as provided under this Agreement.

5.   IT&S AND AUTHORIZED USER CONDUCT.

5.1. Permitted and Prohibited Conduct. IT&S and any Authorized User may access, download, or copy Content located on the Gateways, only for non-commercial use within IT&S's organization, provided that IT&S retains all copyright, trademark and other proprietary notices contained in such Content in all printed and other copies. Specifically, IT&S, Providers, and Authorized Users shall have the right to make copies of Courseware only as required by regulatory and/or accreditation organizations, or to comply with legal obligations under any agreement with a governmental entity. IT&S and any Authorized User may not de-compile, reverse engineer, modify, distribute, transmit, display, perform, reproduce, publish, license, create derivative works from, transfer, or sell any information, software, products, or services obtained from the Gateways.

5.2. Prohibited Distribution. In no event may IT&S and any Authorized User, directly or indirectly, sell or offer for sale any Content located on the Gateways or upload, distribute, or otherwise publish Content in any other form or medium.

5.3. Prohibited Infringement. Neither IT&S nor any Authorized User shall knowingly upload to, or distribute or otherwise publish through the Gateways any content that violates or infringes the rights of any persons, including but not limited to, rights in copyrights, patents, trademarks, trade secrets, and other proprietary rights.

5.4. Prohibited Information. IT&S nor any Authorized User shall knowingly upload to, or distribute or otherwise publish through the Gateways any content that (1) is libelous, threatening, defamatory, obscene, indecent, pornographic, abusive, or could give rise to any civil or criminal liability under U.S. or international law, or (2) includes any bugs, viruses, worms, trojan horses, or other harmful properties. IT&S and any Authorized User will not use the Gateways for, or to further, any illegal purposes.

5.5. Prohibited Solicitation. Neither IT&S, HealthStream or any Authorized User shall upload to, or distribute or otherwise publish through the Gateways any content containing any solicitations of funds, advertising, or solicitations for goods or services, without prior written agreement between IT&S and HealthStream.


6.   WARRANTIES AND REPRESENTATIONS.

6.1.     HealthStream warrants and represents that:

         6.1.1. all of the Services HealthStream performs under this Agreement will be performed in a professional and workmanlike manner, consistent with generally accepted industry standards, using properly trained personnel and in conformance with standards and specifications expressly stated herein;

         6.1.2. HealthStream has all requisite power, authority and legal right to execute, deliver and perform its obligations under this Agreement and all of such actions have been duly and validly authorized by all necessary proceedings on the part of HealthStream;

         6.1.3. no authorization, consent, approval, license, permit, exemption or other action by, and no registration, qualification, designation, declaration or filing with any governmental authority is or will be necessary in connection with the execution of this Agreement and HealthStream will comply with all applicable laws and regulations in the performance of its obligations under this Agreement;

         6.1.4. the execution and delivery of this Agreement by HealthStream does not and will not (a) violate any applicable law; or (b) conflict with or result in a material breach of or default under any agreement or instrument to which HealthStream is a party or by which any of its properties is bound;

         6.1.5. there is no pending action, suit or threatened proceeding by or before any governmental authority against HealthStream that in any way affects, or may affect, HealthStream's ability to enter into this Agreement or perform any of HealthStream's obligations hereunder;

         6.1.6. to the best of HealthStream's knowledge, HealthStream's performance of this Agreement and its provision of content (other than IT&S Courseware), shall not (a) impair or infringe on the intellectual property rights of any third party or any rights of publicity or privacy; (b) violate any law, including without limitation, the laws and regulations governing export control, unfair competition, anti-discrimination or false advertising; (c) be defamatory, trade libelous, or unlawfully harassing; (d) be obscene, child pornographic or indecent; (e) contain any viruses, Trojan horses, trap doors, Easter eggs, worms, time bombs, or other computer programming routines intended to damage, interfere with, intercept, or expropriate any hardware, software, data or peripheral equipment system;

         6.1.7. unscheduled system downtime will not exceed 3% in a given calendar year (i.e. system up 97%) due to the Services being unavailable as a result of application error and not related to IT&S's Internet service provider, computer network or anything else outside of HealthStream's control; and

         6.1.8. any Content that has been represented as being accredited by an accrediting body shall be so accredited or has been represented as being in compliance with a regulatory agency shall so comply.

6.2.     IT&S warrants and represents that:

         6.2.1. IT&S has all requisite power, authority and legal right to execute, deliver and perform its obligations under this Agreement and all of such actions have been duly and validly authorized by all necessary proceedings on the part of IT&S;

         6.2.2. the execution and delivery of this Agreement by IT&S does not and will not (a) materially violate any applicable law; or (b) conflict with or result in a material breach of or default under any agreement or instrument to which IT&S is a party or by which any of its properties is bound;

         6.2.3. IT&S shall not allow any other entity or third party to purchase, license or sublicense the Services, except those Providers as provided herein;

         6.2.4. IT&S shall be responsible for any and all taxes, other than HealthStream income tax, applicable to or in connection with the services rendered by HealthStream pursuant to the terms of this Agreement; and

         6.2.5. the content submitted to HealthStream for the Gateway Customization Services shall not knowingly infringe any patents, copyrights, trade secrets, or other proprietary rights of any third parties, and IT&S will have no reason to believe that any such infringement or claims thereof could be made by third parties.

7.       DISCLAIMER OF WARRANTIES.

7.1. THE WARRANTIES EXPRESSED IN SECTION 6 HEREIN REPRESENT THE ENTIRE WARRANTY OF HEALTHSTREAM WITH RESPECT TO THIS AGREEMENT, AND ARE IN LIEU OF ANY AND ALL OTHER WARRANTIES, WRITTEN OR ORAL, EXPRESS OR IMPLIED.

7.2. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN, THE "GATEWAYS" AND THE "SERVICES" AND ALL OTHER OBLIGATIONS PROVIDED BY HEALTHSTREAM PURSUANT TO THE TERMS OF THIS AGREEMENT ARE PROVIDED "AS-IS" WITHOUT ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE.

7.3. DUE TO THE NUMBER OF SOURCES FROM WHICH "CONTENT" DELIVERED VIA THE "SERVICES" IS OR WILL BE OBTAINED, AND THE INHERENT HAZARDS OF ELECTRONIC DISTRIBUTION, THERE MAY BE DELAYS, OMISSIONS OR INACCURACIES IN SUCH CONTENT AND THE SERVICES. THE SERVICES COULD INCLUDE TECHNICAL OR OTHER INACCURACIES OR TYPOGRAPHICAL ERRORS. PERIODICALLY, CHANGES MAY BE MADE IN THE CONTENT PROVIDED IN THE "SERVICES". HEALTHSTREAM WARRANTS THAT IT WILL EXERCISE COMMERCIALLY REASONABLE EFFORTS TO ENSURE THE ACCURACY, COMPLETENESS, CURRENTNESS OF THE HEALTHSTREAM COURSEWARE. HEALTHSTREAM DOES NOT CLAIM COMPREHENSIVENESS OR THE ABSENCE OF ERRORS. HEALTHSTREAM ASSUMES NO INDIRECT RESPONSIBILITY FOR THE USE OF THE SERVICES BY THE IT&S OR AUTHORIZED USERS. NEITHER PARTY, AUTHORIZED USERS NOR THEIR LICENSORS SHALL BE LIABLE FOR LOSS OF PROFITS, LOSS OF USE, OR INCIDENTAL, CONSEQUENTIAL, OR EXEMPLARY DAMAGES AS A RESULT OF USE OF THE SERVICES OR THE CONTENT, EVEN IF EXPRESSLY MADE AWARE OF THE POSSIBILITY THEREOF.

7.4.     EXCEPT IN THE EVENT OF HEALTHSTREAM'S BREACH OF THE WARRANTY MADE IN
         SECTION 6.1 HEREOF, ANY MATERIAL AND/OR DATA DOWNLOADED OR OTHERWISE OBTAINED THROUGH THE USE OF THE GATEWAYS IS AT IT&S AND AUTHORIZED USER'S OWN DISCRETION AND RISK AND IT&S IS SOLELY RESPONSIBLE AND LIABLE FOR ANY DAMAGE TO IT&S OR AUTHORIZED USER'S COMPUTER SYSTEM OR FOR LOSS OF DATA THAT RESULTS FROM THE DOWNLOAD OF SUCH MATERIAL AND/OR DATA. HEALTHSTREAM ASSUMES NO RESPONSIBILITY FOR THE USE OF THE GATEWAYS BY IT&S OR ANY AUTHORIZED USER.

7.5. IN NO EVENT SHALL EITHER PARTY, AUTHORIZED USERS OR THEIR PARENT COMPANIES AND AFFILIATES, OR ANY OF ITS OR THEIR OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, OR LICENSORS BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL, CONSEQUENTIAL, PUNITIVE, OR OTHER DAMAGES RESULTING FROM USE OF THE GATEWAYS, ITS CONTENT OR LINKS, INCLUDING, BUT NOT LIMITED TO DAMAGES FOR LOSS OF PROFITS, USE, DATA OR OTHER INTANGIBLES, EVEN IF A PARTY OR AUTHORIZED USER HAD BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7.6. THE PROVISIONS OF THIS SECTION 7 SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT.


8.   LINKS TO OTHER WEB SITES

HEALTHSTREAM MAKES NO REPRESENTATIONS WHATSOEVER ABOUT ANY OTHER WEB SITE THAT IT&S OR ANY AUTHORIZED USER MAY ACCESS THROUGH HEALTHSTREAM'S WEB SITE OR THE GATEWAYS. WHEN IT&S OR ANY AUTHORIZED USER ACCESSES A NON-HEALTHSTREAM WEB SITE, IT IS INDEPENDENT FROM HEALTHSTREAM, AND HEALTHSTREAM HAS NO CONTROL OVER THE CONTENT ON THAT WEB SITE. IN ADDITION, A LINK TO A NON-HEALTHSTREAM WEB SITE DOES NOT MEAN THAT HEALTHSTREAM ENDORSES OR ACCEPTS ANY RESPONSIBILITY FOR THE CONTENT, OR THE USE, OF SUCH WEB SITE. IT IS UP TO IT&S OR ANY AUTHORIZED USER TO TAKE PRECAUTIONS TO ENSURE THAT WHATEVER IT&S OR ANY AUTHORIZED USER SELECTS FOR IT&S OR ANY AUTHORIZED USER'S USE IS FREE OF SUCH ITEMS AS VIRUSES, WORMS, TROJAN HORSES AND OTHER ITEMS OF A DESTRUCTIVE NATURE. HEALTHSTREAM MAKES NO REPRESENTATION OR WARRANTY AS TO ANY THIRD PARTY PRODUCTS OR SERVICES.

9.   LIMITATION OF LIABILITY

IN NO CASE SHALL THE AMOUNT OF DAMAGES PAYABLE BY ANY PARTY TO THE OTHER PARTY FOR ANY CLAIM ARISING FROM THE SERVICES OR THIS AGREEMENT (INCLUDING, WITHOUT LIMITATION, ITS WARRANTY PROVISIONS) EXCEED THE AMOUNTS PAID BY IT&S TO HEALTHSTREAM UNDER THIS AGREEMENT DURING THE INITIAL TERM.

10.  INDEMNITY

10.1. Indemnity by HealthStream. HealthStream shall defend, indemnify and hold IT&S, Providers and Authorized Users, their officers, directors, employees, consultants and agents harmless from any loss, liability, damage, cost, or expense (including reasonable counsel fees and litigation costs), arising out of any claims or suits that may be made or brought against IT&S by reason of the breach or alleged breach by HealthStream of the warranties or representations contained herein, or by reason of any infringement or alleged infringement of any patent, trademark, copyright or trade secret right resulting from the Services provided herein. HealthStream shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed upon in writing, or unless HealthStream fails to assume its obligation to defend and IT&S is required to do so to protect its interests.

10.2. Indemnity by IT&S. IT&S agrees to indemnify, defend and hold harmless HealthStream, its officers, directors, employees, consultants and agents from any and all third party claims, liability, damages and/or costs (including but not limited to reasonable attorney's fees) arising from IT&S or any Authorized User's violation of the terms and conditions hereunder, arising out of any claims or suits that may be made or brought against HealthStream by reason of the breach or alleged breach by IT&S of the warranties or representations contained herein, or by reason that the content in the IT&S Courseware infringes any patent, trademark, copyright or trade secret right. IT&S shall have the sole right to conduct the defense of any such claim or action and all negotiations for its settlement or compromise, unless otherwise mutually agreed upon in writing, or unless IT&S fails to assume its obligation to defend and HealthStream is required to do so to protect its interests.

10.3 This Article 10 shall survive the termination, cancellation or expiration of these terms and conditions.


11.  TERM AND TERMINATION.

11.1. Term. This Agreement shall be in effect until the Expiration Date (the "Initial Term") and shall be automatically renewed for additional one
         (1) year periods unless notification by either party is provided forty-five (45) days in advance of the Expiration Date. During any renewal term, either party may terminate this Agreement at any time upon forty-five (45) days notice to the other party.

11.2. Termination or Cancellation. This Agreement may be terminated or canceled upon the occurrence of one or more of the following events:

         11.2.1 by either party if the other party seeks protection under the bankruptcy laws (other than as a creditor) or any assignment is made for the benefit of creditors or a trustee is appointed for all or any portion of such party's assets;

         11.2.2 by either party in the event that the other party hereto has materially breached this Agreement; provided, however, that no such termination shall be effective unless (i) the terminating party provides the written notice ("Termination Notice") via overnight courier to the other party setting forth the facts and circumstances constituting the breach, and (ii) the party alleged to be in default does not cure such default within ten
                  (10) business days following receipt of the Termination Notice. In the event that the nature of the default specified in the Termination Notice cannot be reasonably cured within ten (10) business days following receipt of the Termination Notice, a party shall not be deemed to be in default if such party presents a schedule mutually agreeable to the other party (in its reasonable discretion), within such ten (10) day period, to cure the default, commences curing such default and thereafter diligently executes the same to completion within six (6) months. If the breach specified in the Termination Notice is timely cured or cure is commenced and diligently pursued, as provided above, the Termination Notice shall be deemed rescinded and this Agreement shall continue in full force and effect. Notwithstanding the foregoing, all Termination Notices for non-payment must be cured within thirty (30) days of receipt.

11.3 Breach of Service Level Agreement. In the event of a breach by HealthStream of the representation set forth in Section 6.1.7, the Annual Commitments and the Total Commitment shall be reduced to take into account any inability for IT&S, Providers and Authorized Users to access HealthStream Courseware for any period in excess of the time allowed in Section 6.1.7.

11.4 Post Termination Obligations. In the event of termination of this Agreement by HealthStream due to a default by IT&S, Providers or Authorized Users, all fees previously due or owing by IT&S, Providers and Authorized Users as of the date of termination will be immediately due and payable in full. In the event of termination of this Agreement by IT&S due to a default by HealthStream, HealthStream shall reimburse IT&S for any amounts paid by IT&S, Providers or Authorized Users for Services not provided prior to termination. This is in addition to any other remedies available to the parties at law.

12.  MISCELLANEOUS

12.1     STATUTE OF LIMITATIONS. EXCEPT FOR ANY CLAIM FOR INDEMINTY UNDER
         ARTICLE 10, ANY ACTION OR CLAIM AGAINST HEALTHSTREAM FOR ANY DAMAGES ARISING OUT OF, OR RELATING TO THE TERMS OF THIS AGREEMENT OR HEALTHSTREAM'S OBLIGATIONS HEREUNDER MUST BE COMMENCED WITHIN ONE YEAR AFTER COMPLETION OF SERVICES THAT ARE THE SUBJECT MATTER OF THE CLAIM.

12.2 Attorneys' Fees. In the event of breach by either party of any provision contained in this Agreement, the prevailing party shall be entitled to recover its reasonable attorneys' fees and costs incurred in enforcement of the provisions of this Agreement against the defaulting or breaching party.

12.3 Headings. Captions and headings to sections are included solely for convenience and are not intended to affect the interpretation of any provision of this Agreement.

12.4 Amendments in Writing. No amendment, modification, or waiver of any provision of this Agreement shall be effective unless it is set forth in a writing that refers to this Agreement, expressly indicating an intent by the parties to amend this Agreement and is executed by an authorized representative of each party hereto. No failure or delay by any party in exercising any right, power, or remedy will operate as a waiver of any such right, power, or remedy.

12.5 Survival of Terms. Any provisions of this Agreement which by their nature must survive termination in order to achieve the intent of the parties, shall be deemed to survive termination.

12.6 Third Party Rights. Except for Providers and Authorized Users, this Agreement is not intended and shall not be construed to create any rights for any other third party.

12.7 Force Majeure. Neither party shall be liable nor deemed to be in default of its obligations hereunder for any delay or failure in performance under this Agreement or other interruption of service resulting, directly or indirectly, from acts of God, civil or military authority, act of war, accidents, natural disasters or catastrophes, strikes, or other work stoppages or any other cause beyond the reasonable control of the party affected thereby. However, each party shall utilize it best good faith efforts to perform such obligations to the extent of its ability to do so in the event of any such occurrence or circumstances. If a single force majeure condition causes a delay or failure in performance under this Agreement or other interruption of service exceeding ninety (90) days, the non-affected party may terminate subject to the requirements of Section 11.2.2 herein above by providing a Termination Notice to the affected party.

12.8 Independent Contractors. Each party to this Agreement is an independent contractor and this Agreement shall not be construed as creating a joint venture, partnership, agency or employment relationship between the parties hereto nor shall either party have the right, power or authority to create any obligation or duty, express or implied, on behalf of the other.

12.9 Insurance. HealthStream shall maintain liability coverage for errors and omissions with coverage of at least $1,000,000 per incident and $2,000,000 in the aggregate. At the request of IT&S, HealthStream shall provide a copy of the certificate of insurance. IT&S shall be promptly notified at least thirty (30) days prior to any cancellation of policy or reduction in coverage below the required amounts specified in this
         Section 12.9.

12.10 Governing Law. This Agreement shall be governed by the laws of the State of Tennessee without regard to its choice of law provisions.

12.11 Entire Agreement; Severability. This Agreement, together with the schedules and other attachments referenced herein, contains a full and complete expression of the rights and obligations of the parties hereto. If any provision of this Agreement conflicts with any schedule or attachment to this Agreement, this Agreement shall control with respect to the subject matter of such attachment. This Agreement supersedes any and all other previous agreements, written or oral, made by the parties concerning the subject matter hereof including the Online Education Services Provider Agreement dated February 10, 2000, as amended. If any provision of this Agreement is finally held by a court or arbitration panel of competent jurisdiction to be unlawful, the remaining provisions of this Agreement shall remain in full force and effect to the extent that the parties' intent can be lawfully enforced. Without limiting the generality of the foregoing, it is expressly agreed that the terms of any IT&S or Provider purchase order will be subject to the terms of this Agreement and that any acceptance of a purchase order by HealthStream will be for acknowledgment purposes only and none of the terms set forth in the purchase order will be binding upon HealthStream.

12.12 Notice. All notices required hereunder (except invoice or purchase orders as provided herein) shall be in writing and shall be deemed to have been duly given upon receipt, and shall be either delivered in person, by registered or certified mail, postage prepaid, return receipt requested, or by overnight delivery service with proof of delivery, and addressed as follows:

         To HealthStream:           Robert Laird, Esq.
                                    Vice President and General Counsel
                                    HealthStream, Inc.
                                    209 10th Avenue South, Suite 450
                                    Nashville, TN 37203

         To IT&S:                   Director, I/S Contracts
                                    IT&S Information Technology & Services, Inc.
                                    2555 Park Plaza
                                    Nashville, TN 37202-0550

         and to:                    General Counsel
                                    IT&S, Inc.
                                    One Park Plaza
                                    Nashville, Tennessee 37203

12.13 Publicity. HealthStream and IT&S agree not to advertise or to use the other party's name in any advertising, except as contemplated by this Agreement or as may be required by law, without first obtaining written consent from the other party, which consent shall not be unreasonably withheld.

12.14 Assignment, Subsidiaries, and Successors. It is understood and agreed that the parties are entering into this Agreement not only for their own benefit but also and equally for the direct benefit of their subsidiaries and affiliates, present and future, and that each and every right, benefit, remedy, and warranty accruing to the parties hereunder likewise accrue to the subsidiaries and affiliates of the parties, including but not limited to the right to enforce this Agreement in their respective names. This Agreement shall inure to the benefit of and be binding on any respective successors and permitted assigns of the parties.

12.15 Change of Control. IT&S shall have the right to terminate this Agreement in its entirety or with respect to certain Services, upon thirty (30) days' prior notice in the event that more than 49% ownership interest in HealthStream or its ultimate parent or any such permitted assignee is transferred to an independent third party entity (a "Change of Control"), in the event such transferee or assignee is or is owned by an entity that owns or operates hospitals. HealthStream shall not assign this Agreement in whole or in part to an unrelated entity without the prior written consent of IT&S, which consent will not be unreasonably withheld; provided, however, that no consent is required if this Agreement is assigned or deemed assigned by operation of law as part of a Change of Control, or if the Agreement is assigned or deemed assigned as part of a transaction involving the transfer of all or substantially all of the assets of HealthStream to an entity that does not own or operate hospitals as set forth above.

12.16 Books and Records. Pursuant to the requirements of 42 CFR 420.300 et seq., HealthStream agrees to make available to the Secretary of HHS, the Comptroller General of the Government Accounting Office ("GAO") or their authorized representatives, all contracts, books, documents and records necessary to verify the nature and extent of the costs of the services provided hereunder for a period of four (4) years after the furnishing of services hereunder for any and all services furnished under this Agreement. In addition, HealthStream hereby agrees to require by contract that each subcontractor makes available to the HHS and GAO, or their authorized representative, all contracts, books, documents and records necessary to verify the nature and extent of the costs of the services provided thereunder for a period of four (4) years after the furnishing of services thereunder. HealthStream agrees to comply at all times with the regulations issued by HHS, published at 42 CFR 1001, and which relate to HealthStream's obligation to report and disclose discounts, rebates and other reductions to IT&S for products purchased by IT&S under this Agreement. If HealthStream carries out the duties of this Agreement through a subcontract worth $10,000 or more over a twelve month period with a related organization, the subcontract will also contain a clause substantially identical to those contained in the foregoing sections of this Agreement to permit access by IT&S, the Secretary, the United States Comptroller General and their representatives to the related organization's books and records. IT&S rights under this Section shall survive for a period of four (4) years after termination or expiration of this Agreement.

12.17 Federal Healthcare Programs. HealthStream represents and warrants to IT&S, Providers and their Affiliates that HealthStream and its directors, officers, and employees (i) are not currently excluded, debarred, or otherwise ineligible to participate in the Federal health care programs as defined in 42 USC ss. 1320a-7b(f) (the "Federal healthcare programs"); (ii) have not been convicted of a criminal offense related to the provision of healthcare items or services but have not yet been excluded, debarred, or otherwise declared ineligible to participate in the Federal healthcare programs, and (iii) are not under investigation or otherwise aware or any circumstances which may result in HealthStream being excluded from participation in the Federal healthcare programs. This shall be an ongoing representation and warranty during the term of this Agreement and HealthStream shall immediately notify IT&S of any change in the status of the representations and warranty set forth in this section. Any material breach of this section shall give IT&S the right to terminate this Agreement immediately for cause.

12.18 Audit and Reporting. IT&S shall have the right, during normal business hours and with reasonable advance notice, to review and photocopy HealthStream's books and records that pertain directly to the accounts of IT&S, Providers, or Authorized Users. The audit may be conducted by IT&S's employees or by an external auditing firm selected by IT&S. The cost of audit, including the cost of the auditors and reasonable cost of copies of books and records shall be paid by IT&S. IT&S shall have no obligation to pay the cost incurred by employees and agents of HealthStream in cooperating with IT&S in such audit. IT&S does not have the right to review the books and records that pertain to the accounts of other HealthStream customers or business partners. IT&S may not conduct more than one such audit per year. Any personnel of IT&S shall sign a mutually agreeable confidentiality agreement before such audit is done.

12.19 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original but all of which together shall constitute one and the same instrument.

12.20 Information System Security Policy. HealthStream acknowledges that IT&S and its affiliates have an Information System Security Policy (IS.SEC.001 et seq.) relating to the establishment of security measures to protect information assets, whether stored in electronic form, hard copy, or in any other manner, and that it has received a copy of this policy. The Information System Security Policy is also available through IT&S's Internet website at: http://www.hcahealthcare.com/Ethics/Policies/policies.htm. HealthStream agrees to comply with the applicable provisions of this Information System Security Policy, as well as Information System Security Standards referenced in the Policy. HealthStream acknowledges that the legal, technical, or business requirements for security of Protected Health Information may change and that IT&S shall have the right to require new policies, processes and procedures, or to require modifications to existing policies, processes and procedures during the term of this Agreement. HealthStream shall either contact in writing the appropriate IT&S representative responsible for the transaction under this Services Agreement or check the above listed website address (or its subsequent replacement) at least on a semiannually basis for the purpose of inquiring as to and/or obtaining any updates to the Information System Security Policy and the Information System Security Standards. Upon receipt of revisions, HealthStream shall submit a plan to IT&S to mitigate security risks associated with the policy and/or standard revisions. In the event that HealthStream can demonstrate that such new or modified requirements would impose inordinate costs on HealthStream, HealthStream shall provide IT&S with written notice, describing in detail the requirement at issue, and HealthStream's calculation of the cost of implementation. Within thirty (30) days of receiving such notice, IT&S may then suggest lower cost implementations or waiving compliance in whole or part with the requirement . IT&S and HealthStream agree that best security practices (e.g., National Institute of Standards and Technology) shall be used as the basis for evaluating a risk mitigation plan.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, each party hereto warrants and represents that this Agreement has been duly authorized by all necessary corporate action and that this agreement has been duly executed by and constitutes a valid and binding agreement of that party. All signed copies of this Agreement shall be deemed originals.


                                    HealthStream, Inc.



                                    By:
                                        ----------------------------------------
                                    Name:  Robert A. Frist, Jr.
                                    Title: Chief Executive Officer



                                    HCA Information Technology & Services, Inc.



                                    By:
                                        ----------------------------------------
                                    Name:  Noel Williams
                                    Title: President

                                LIST OF EXHIBITS

Exhibit A:    Gateway Initialization Services

Exhibit B:    Invoice Detail Report Format

Exhibit C:    Courses Included in Learning and Administrative Services Fee

Exhibit D:    List of Reports

Exhibit E:    Work Order Template

                                    EXHIBIT A
                         GATEWAY INITIALIZATION SERVICES

HealthStream's Gateway Initialization Services will consist of the following processes required to make each Gateway operational. The processes below are not chronologically organized; selected processes below may be managed concurrently. Additional processes may be required to ensure each Gateway is made operational rapidly and efficiently.

1. Gateway Customization - HealthStream will modify each Provider Gateway such that the name and or logo appear at the top of each page (except pages used to display courseware). In addition, Provider Specific Information will be used in textual format as applicable in the Gateway.

         Deliverables from Provider to complete Gateway Customization:

         -        Provide Provider logo (or name) for display on Gateway.

         - Provide Provider name, parent company name, address, division, region, phone number, etc. (the "Provider Specific Information") for use as needed in Gateway.

         -        Approve Provider logo and Provider Specific Information in
                  Gateway.

2. User Import - HealthStream will import Provider Personal Information into the database so that each Authorized User is recognized by the Gateway.

         Deliverables from Provider to complete User Import:

         - Provide Personal Information for each Authorized User (per separate specification).

         - Approve integrity of Personal Information imported into the database.

3. Administrative Orientation - HealthStream will provide an overview of Gateway operation and administrative procedures to IT&S for IT&S to provide to Provider personnel.

         Deliverables from Provider to complete Administrative Orientation:

         - Ensure key personnel from each Provider attend a HealthStream Administrative Orientation sessions.

4. Gateway Pilot - HealthStream will facilitate a brief pilot of the Gateway prior to use by the complete population of Authorized Users for a given Provider. This pilot will ensure that Provider specific data is operating as expected within the Gateway.

         Deliverables from Provider to complete Gateway Pilot:

         - Ensure computer hardware with appropriate software and internet connection (per separate specification) is operational at Provider's location.

         - Ensure Provider administrative personnel test Gateway performance (in conjunction with HealthStream personnel and pilot processes).

                                    EXHIBIT B
                          INVOICE DETAIL REPORT FORMAT

The format below will be used by HealthStream in submitting invoice detail reports on Services Fees. Each monthly invoice detail report will be comprised of multiple transaction records. Each transaction record shall be a line of text that is 110 continuous characters in length and will correspond to each Services transaction that triggered a corresponding Service Fee. The character by character standard for transaction records is outlined below.

Services Fees paid by Authorized Users directly pursuant to Section 3.4 will not be included in the invoice detail report, but will be detailed in a separate monthly report.

                                                                           Character   Item Length
   Item Description        IT&S Code                  Fixed Value          Locations   in Characters
   ----------------        ---------                  -----------          ---------   -------------
1.  Unit Number             Pic X(05)                                        01-05          5
2.  Type                    Pic X(01)                 2                      06             1
3.  Incurred Month          Pic 9(02)                                        07-08          2
4.  Incurred Day            Pic 9(02)                                        09-10          2
5.  End Date (ccyymCMEd)    Pic X(08)                                        11-18          8
6.  Description             Pic X(35)                                        19-53          35
7.  Action                  Pic X(01)                 A                      54             1
8.  Charge Amount           Pic $9(09)(cent)9(02)                            55-65          2
9.  Indicator               Pic X(01)                 S                      66             1
10. Cost Center             Pic 9(04)                 8888                   67-70          4
11. Project Code            Pic 9(03)                 180                    71-73          3
12. Display                 Pic 9(10)                 0000000000             74-83          10
13. GL Account Number       Pic 9(06)                 701831                 84-89          6
14. Revenue Code            Pic 9(03)                 026                    90-92          3
15. Filler                  Pic X(18)                 000000000000000000     93-110         18

Notes:

A. Where a specific fixed value is listed, the exact number and/or letter listed above must appear in the designated character locations for that item. If no fixed value is provided, HealthStream shall insert the appropriate information using the entire number of characters permitted.
B. For Item 6 above, any unused characters are to be filled with "space" characters so that Item 6 is 35 characters in length.
C. For Item 8 above, the first nine characters apply to the dollar amount and the last two characters shall be the cents. There is no decimal point. Zeros are to be used where no number is available for the character, e.g., a charge of $101.59 will be recorded as "00000010159".

                                    EXHIBIT C
          COURSES INCLUDED IN LEARNING AND ADMINISTRATIVE SERVICE FEES

REGULATORY COURSES
-      Clinical
         Blood Product Administration Part I
         Blood Product Administration Part II

-      Ergonomics
         Carpal Tunnel Syndrome
         Lifting and Transporting Patients
         Preventing Slips, Trips and Falls
         Working Safely with Your Back

-      Infection Control
         Standard Precautions: Blood and Body Fluids
         Transmission Precautions: Airborne
         Transmission Precautions: Contact and Droplet

-      Management of the Environment of Care
         Age Specific Competencies: Adults
         Age Specific Competencies: Infants to Adolescents
         Electrical Safety
         Emergency Preparedness
         Fire Safety
         General Safety
         Introduction to Latex Allergy
         Patient Restraint and Seclusion
         Patient Rights
         Security and Workplace Violence
         Working Safely with Hazardous Chemicals

-      Management of Human Resources
         The Art of Customer Service
         Diversity in the Workplace

-      Safety Management
         Radiation Safety

-      Performance Improvement
         Corporate Compliance
         Introduction to Performance Improvement
         Performance Improvement in the Workplace
         Sexual Harassment in the Workplace

THIRD-PARTY COURSEWARE

CENTER FOR MEDICARE AND MEDICAID SERVICES (CMS), PREVIOUSLY THE HEALTH CARE FINANCING ADMINISTRATION, OR HCFA

Free of charge, HealthStream provides CMS compliance courses for any customer. These courses cannot be used for HealthStream's commercial gain. Customers should be made aware of their availability, but the courses should not be tied to any incentives, products or statements, which could be construed as using the course series for HealthStream's financial benefit.

Fraud and Abuse
HCFA-1500
ICD-9-CM Diagnosis Coding
Adult Immunization
Medicare as a Secondary Payer (MSP)
Women's Health
Front Office Management
World of Medicare
Home Health Agency
HCFA-1450 (UB92)

                                    EXHIBIT D
                                     REPORTS

Student Transcripts

Course Completion (Compliance)

Student Job Mapping

Instructor Resumes

Student Listing

Instructor led / Classroom Course Catalog

Instructors Scheduled Classes

HCA Custom Consolidated Education Compliance

ECO Quarterly Education Statistics (contracted by HCA and under development by Healthstream)

                                    EXHIBIT E
                                   WORK ORDER

HCA - Information, Technology & Services, Inc. ("IT&S") and HealthStream, Inc. ("HealthStream") agree that this work order is entered into as part of their Educational Services Provider Agreement dated ______________ (the "Agreement") for the purpose of having HealthStream provide the services set forth in Section 1 below. Terms not defined in this Work Order shall have the meanings ascribed to them in the Agreement.

         1.       Title of Work:

         2. Scope of Work: [provide as much detail as necessary to describe the work being contracted, project descriptions or any other information as to clarify the work or services being contracted. Attached detailed statement of work or specification if appropriate.]

         3.       Development Cost to IT&S:

         4.       Cost for Use: Included in Learning and Administrative Services
                  Fee.

         5. Out of Pocket Expenses: IT&S shall pay all of Contractor's out-of-pocket expenses; provided, however, no out-of-pocket expenses in excess of $500 in the aggregate incurred by Contractor shall be paid by IT&S unless previously agreed to in writing by IT&S.

         6.       Delivery Schedule:

         7.       Ownership of Work Product:

         8. Performance bonus: If HealthStream completes the required Work under this Work Order within the Delivery Schedule stated herein, IT&S agrees to pay HealthStream a performance bonus equal to ________ percent ( %) of the Development Cost stated above. [optional as additional or alternative language: If HealthStream delivers the Work Product more than ___________ days following the date stated in the Delivery Schedule, then the amount of the Development Cost shall be reduced by ____________ percent ( %) per week it is late in delivery.]

         9. In the event of a conflict between the Terms of the Agreement and the Terms of this Work Order, the Terms of this Work Order shall control.

The parties identified herein indicate their acceptance of the terms in the above identified Professional Services Agreement and this Work Order by the signatures of their authorized representatives.

ACCEPTED BY IT&S:                          ACCEPTED BY HEALTHSTREAM:
HCA - INFORMATION TECHNOLOGY &             HEALTHSTREAM, INC.
SERVICES, INC.

By:                                        By:
    ------------------------------------          ------------------------------
    (Signature)                                   (Signature)

By:                                        By:
    ------------------------------------          ------------------------------
    (Printed/Typed)                               (Printed/Typed)

Title:                                     Title:
      ----------------------------------          ------------------------------


Date:                                      Date:
      ----------------------------------          ------------------------------